Sub-Item 77K:  CHANGE IN INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM (UNAUDITED)

Due to independence matters under the Securities and Exchange
Commission's auditor independence rules relating to the January
2, 2015 acquisition of Cutwater Holdings, LLC (including
Cutwater Investor Services Corp. d/b/a Cutwater Asset
Management) by The Bank of New York Mellon,

PricewaterhouseCoopers LLP ("PwC") has resigned as the independent registered public accounting firm for the Cutwater Investment Grade Bond Fund (the "Fund") effective March 12, 2015. Effective March 24, 2015, the Board of Trustees of FundVantage Trust (the "Trust"), upon recommendation of the Audit Committee, selected Ernst & Young LLP ("E&Y") to serve as the independent registered public accounting firm for the Fund for the fiscal year ending April 30, 2015.

During the fiscal years ended April 30, 2013 and April 30, 2014, PwC's reports contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During each fiscal year ends referred to above, and for the period from May 1, 2014 through PwC's resignation on March 12, 2015, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such years; and
(ii) there were no reportable events of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended ("Regulation S-K").

As indicated above, the Trust has appointed E&Y as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending April 30, 2015. During the Fund's fiscal years ended April 30, 2013 and April 30, 2014, and for the period from May 1, 2014 through March 24, 2015, neither the Trust nor anyone on its behalf has consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.